EXHIBIT 10.29

                           SECOND AMENDMENT TO
                           PURCHASE AGREEMENT

     THIS SECOND AMENDMENT TO PURCHASE AGREEMENT (the "Amendment"), is made this 1st day of March, 2001 by and between James Acridge, as Trustee of The Acridge Family Trust ("Seller"), and Giant Industries, Inc., an Delaware corporation ("Buyer").

                                RECITALS

     A. Buyer and Seller entered into that certain Purchase Agreement dated January 26, 2001, as amended by that certain First Amendment to Purchase Agreement dated February 12, 2001 (collectively, the "Agreement") with respect to that certain real property described therein (the
"Property").

     B. Buyer and Seller now wish to further amend the Agreement as hereinafter provided.

     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Deposit. The Deposit is increased from $990,000 to $1,290,000. Seller acknowledges the receipt of the initial $990,000 of the Deposit. Immediately following the execution of this Amendment, Buyer shall pay the remaining $300,000 of the Deposit to Seller, by wire transfer of immediately available funds or other means acceptable to Seller, direct and outside of Escrow. The cash payable at the Closing shall be reduced by the increase in the Deposit.

     2. Loan Payment. Section 2.3(b) of the Agreement is amended in its entirety to read as follows:

     "(b)     Loan Payment.  At the Closing, $938,007.90 (the "Loan
Payment") shall be applied by Buyer to amounts payable to Buyer by James E. Acridge ("Acridge") under that certain Amended and Restated Loan Agreement, dated March 20, 2000, between Buyer and Acridge (the "Loan Agreement") to repay the interest that shall become due and payable on the Closing, such amount to be prorated in accordance with the Loan Agreement in the event that the Closing occurs prior to such date. Seller hereby directs Buyer to apply the Loan Payment to the amounts payable by Acridge as set forth in the preceding sentence."

     3. Appraisal. The reference to February 16, 2001 in Sections 5.1(e) and 5.2(b) is hereby changed to March 26, 2001. The costs associated with any appraisal shall be split evenly by Buyer and Seller. The party that is invoiced for any appraisal shall, in turn, invoice the other party for its portion of such expense. The invoiced party shall remit the payment required by such invoice within ten (10) days of its receipt of such invoice or out of escrowed funds due such party at Closing.

     4.     Closing.  The Closing shall be on or before March 28, 2001.

     5. Legal Counsel and Advisors. Seller acknowledges that it has been given an opportunity to consult with legal counsel and other advisors prior to the execution of the Agreement and this Amendment.

     6. Definitions. Except as otherwise provided herein, the defined terms shall have the meanings set forth in the Agreement.

     7. Full Force and Effect. Except as amended hereby the Agreement shall remain in full force and effect.

     8. Counterparts. This Amendment may be executed via facsimile in any number of counterparts, each of which shall be an original, but all which shall constitute one and the same Amendment.

     IN WITNESS WHEREOF this Amendment has been executed the first day in year written above.

                             SELLER:

                             /s/ JAMES E. ACRIDGE
                             -------------------------------------
                             JAMES ACRIDGE, AS TRUSTEE OF THE
                             ACRIDGE FAMILY TRUST


                             BUYER:

                             GIANT INDUSTRIES, INC.

                             By   /s/ MARK B. COX
                               -----------------------------------
                             Its  VP TREASURER & FINANCIAL OFFICER
                                ----------------------------------